FORM 5         U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                    Filed pursuant to Section 16(a) of the
                         Securities Act of 1934

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

[ ] Form 3 Holdings Reported

[X] Form 4 Holdings Reported


1.  Name and Address of Reporting Person

CAMERON        RICHARD            H.
(Last)         (First)   (Middle)

P. O. Box 550
               (Street)

WAILUKU             Hi        96793
(City)         (State)   (Zip)

2.  Issuer Name and Ticker or Trading Symbol
    MAUI LAND & PINEAPPLE COMPANY, INC. (MAUI)

3.  IRS or Social Security Number of Reporting
    Person (Voluntary)    ###-##-####

4.  Statement for Month/Year         3/96

5.  If Amendment, Date of Original
    (Month/Year)

6.  Relationship of Reporting Person to Issuer
     (Check all applicable)

[X] Director   [ ] 10% Owner
[ ] Officer (give title below)   [X] Other (specify below)

MEMBER OF GROUP OWNING MORE THAN 10%

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security:    COMMON STOCK
2.   Transaction Date (Month/Day/Year):   3/12/96
3.   Transaction Code: Code   I
4.   Securities Acquired (A) or Disposed of (D):
     Amount:  6         (A) or (D):    A       Price:  $47/SHARE
5.   Amount of Securities Beneficially Owned at End of Month: 1,364
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:ESOP TRUST

1.   Title of Security:    COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:51,110
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:        (1)


1.   Title of Security:    COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:20,360
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:        (2)


1.   Title of Security:      COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:99,776
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:        (3)


1.   Title of Security:    COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:1,800
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:        (4)


1.   Title of Security:      COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:33,011
6.   Ownership Form -  Direct (D) or Indirect (I):    D
7.   Nature of Indirect Beneficial Ownership:


1.   Title of Security:    COMMON STOCK
2.   Transaction Date (Month/Day/Year):
3.   Transaction Code: Code
4.   Securities Acquired (A) or Disposed of (D):
     Amount:            (A) or (D):            Price:
5.   Amount of Securities Beneficially Owned at End of Month:105939
6.   Ownership Form -  Direct (D) or Indirect (I):    I
7.   Nature of Indirect Beneficial Ownership:        (5)


Explanation of Responses:

(1) OWNED BY COLIN C. CAMERON TRUST; REPORTING PERSON IS A TRUSTEE AND BENEFICIARY.
(2)  OWNED BY J. WALTER CAMERON TRUST; REPORTING PERSON IS A
     TRUSTEE.
(3)  OWNED BY CAMERON FAMILY PARTNERSHIP;  REPORTING PERSON IS A
     GENERAL PARTNER.
(4)  OWNED BY SPOUSE AND MINOR CHILDREN OF REPORTING PERSON.
(5) OWNED BY MAUI PUBLISHING COMPANY, LTD.; REPORTING PERSON IS AN OFFICER AND DIRECTOR.




/S/ RICHARD H. CAMERON                        1/21/97
**Signature of Reporting Person              Date

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.